PEPSICO

Tropicana

1 Pepsi Way Somers, New York 10589 www.pepsico.com

December 1, 2004

Mr. Robert Scammell
USA Technologies
100 Deerfield Lane, Suite 140
Malvern, PA 19355

Dear Mr Scammell:

This outlines the agreement between USA Technologies (hereinafter referred to as "Seller") to supply energy Miser Devices to Pepsi Cola Advertising & Marketing, Inc. on behalf of itself, its parent (PepsiCo, Inc,.) and it's parent's subsidiaries, affiliates, anchor bottlers (PBG, PBV, PAS, Willamette) and participating independent bottlers (herein collectively referred to as "Buyer").

North American Sales (which include United States & Canada):

Invoice prices for the term of this Agreement are listed in **Exhibit A** attached hereto. The prices reflected in the PBG APS system, as well as those invoiced to Buyer, will be prices listed in **Exhibit A** attached hereto. **Exhibit B** lists Buyer's net prices. The difference between pricing in **Exhibit A** and **Exhibit B** will be rebated per the procedures listed in **Exhibit C** attached hereto. Payment terms are net 30 days from receipt of goods. Prices are F.O.B. destination for quantities of 100 units or more, with freight terms defined in **Exhibit D.**

Term:

The term of this agreement is January 1, 2005 through December 31, 2005.

Pricing:

- All pricing will remain firm for the duration of this Agreement. Pricing is based on current manufacturing process, design and location. Changes in design may result in a price change to be mutually agreed upon and published at a later date.

- Freight terms are outlined in **Exhibit D**. Title and ownership of equipment shall pass to Buyer at the time of destination. It is Seller's policy to insure that equipment arrives in good working order. Seller will replace or repair damaged units. It is the responsibility of the receiving location to visually inspect the equipment upon delivery and note damage on Bill of Lading. Seller will not be held liable for damage discovered after delivery and not noted on Bill of Lading except in the case of hidden damage. In the event that hidden damage is found, Buyer has 30 days from the receipt of goods to submit claim to Seller. Hidden damage is defined as damage that was not visible due to packing/shipping materials. Seller will assist the receiving location with the claim, assist in repairing, or replace the equipment. Seller will assist the receiving location with the claim, assist in repairing, or replace the equipment.

PepsiCo Trademark Authorization Process:

Throughout the duration of this agreement strict adherence to the PepsiCo Trademark authorization process is required. Failure to do so will be viewed as a breach of the agreement.

Confidentiality:

A bilateral confidentiality agreement, has been signed by Buyer and Seller and is attached hereto as **Exhibit F**, and the terms of such agreement are incorporated herein. Seller and Buyer will use all commercially reasonable means to keep this Agreement confidential and no press releases will occur related to this Agreement without the written consent of both parties.

Inventory Requirements:

Seller will inventory one period of product plus 10% safety buffer to ensure adequate supply and quick turnaround. Seller's inventory will be based on Buyer's forecast to be supplied by January 31, 2005, and feedback from asset managers. At the end of each period Buyer will review inventory levels and work with Seller to make necessary adjustments. Seller will have dedicated resources in customer service to process incoming equipment and parts orders. Buyer will update period forecast twice in 2005.

Favored Nations:

If, at any time during the terms of this Agreement, Seller offers or sells to any third party Energy Miser Devices of like grade, quality or quantity for use or resale at a lower price, or on more favorable terms and conditions than provided for in this agreement, including any rebates, bonuses, discounts, free goods, or other allowances, Seller will offer the lower price or more favorable terms and conditions to Buyer for the period of time that the lower price or more favorable terms and conditions are in effect, for a similar quantity of Energy Miser Devices.

Warranty:

Seller's warranty is in effect for all units purchased during the term of this agreement and is attached hereto as **Exhibit H.**

M/WBE Commitment:

Seller will make best efforts to achieve target of a minimum of 5% of total sales in second tier spend and 15 % annual increase vs. 2004 spend. with Minority and/or Women Owned Businesses through out this year. Minority owned businesses are defined as a business that is certified to be 51% owned controlled and operated by a US citizen or lawfully permanent resident consisting of the following groups: African American, Hispanic American, Native American and Asian American. Women owned businesses shall mean a business that is certified to be at least 51% owned, controlled and operated by a woman or women.

Title and Risk of Loss: Both title and risk of loss to all Equipment purchased by Buyer under this Agreement shall remain in and with the Seller until the Equipment is delivered to Buyer at the destination designated in the order.

Representations and Warranties: The Seller represents and warrants that it will have good title to all Equipment sold to Buyer pursuant to this Agreement, that all such Equipment shall be free and clear of all liens and encumbrances when delivered to Buyer, and that all such Equipment shall be merchantable and fit for their respective purposes in Buyer's operations subject to Seller's standard warranty contained herein.

Entire Agreement: This Agreement, together with its attachments, contains the entire understanding of the parties hereto with respect to the purchase of the Equipment recited herein. Any prior or contemporaneous agreements or understandings, whether oral or written, are entirely superseded by this Agreement.

Modification: This Agreement may be amended, modified or supplemented only by a writing duly executed by both of the parties hereto. It is understood and agreed by the parties hereto that any purchase order or acknowledgement thereof that may be issued by either of the parties in the course of their respective performances under the terms and conditions of this Agreement shall in no way whatsoever serve to amend, modify or supplement the terms and conditions of this Agreement.

Assignment This Agreement shall not be assignable or transferable, in whole or in part, by either of the parties hereto except upon the express prior written consent of the other party; provided, however, that Buyer may assign this Agreement to its parent, or its parent's subsidiaries or affiliates without such consent.

Waiver: No waiver of any of the provisions of this Agreement and no consent by any of the parties hereto to any departure from its terms and conditions shall be effective unless such waiver or consent shall be in writing and signed by the party to be bound.

Choice of Law. The Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, with the exception of the State of New York's choice of laws provisions.

Relationship of the Parties: It is understood and agreed to by the parties hereto that they are dealing with each other as independent contractors and that neither party is, or is deemed to be, the agent of the other.

Compliance With Laws: The Seller hereby agrees to abide by and fully comply with any and all applicable federal, state and local laws, regulations, statutes, rules or ordinances in fulfilling its obligations under the terms and conditions of this Agreement. If required under a Governmental contract and unless this contract is exempt by Rules and Regulations of the Secretary of Labor issued pursuant to Section 201 of Executive Order 11246, or Section 503 of the Rehabilitation Act of 1973, or Section 402 of the Vietnam Era Veteran's Readjustment Assistance Act of 1974, there is incorporated herein by reference Paragraphs (1) through (7) of the contract clause set forth in Section 202 of Executive Order 11246, Paragraphs (a) through (f) of the contract clause set forth at 41 CFR §60.741.4 and Paragraphs (a) through (m) of the contract clause set forth at 41 CFR §60.250.4.

Indemnification: The Seller agrees to indemnify and hold Buyer harmless from and against any and all costs, losses, liabilities, damages, claims or expenses arising out of any third party claims related to Energy Miser Devices sold under this agreement , and for which Seller is at fault, (including, without limitation, legal fees and expenses incurred by Buyer and attributable to any misrepresentation or breach by the Seller of warranties or obligations set forth in this Agreement), provided that Buyer gives the Seller prompt notice of such claim, cooperates in the defense thereof (which will include such matters as providing Buyer employees for interview, deposition and testimony at trial and production of relevant documents) and grants the Seller the right to handle, defend or otherwise dispose of such claim as it may determine.

Acknowledged:

12/22/04
Terri Turner-Smith — Date
Director- Vending and Currency Systems
PepsiCo

Mr Robert Scammell — Date
Vice President- Sales
USA Technologies

12/28/04
Stephen Longfield — Date
VP- Vending and Currency Systems
PepsiCo

12/20/04
Mr Stephen P. Herbert — Date
President & COO
USA Technologies

cc: S. Longfield

JSG 12/28/04

Exhibit A – Invoice Pricing

Quotation for Equipment: USA Technologies, Inc. is pleased to quote the following equipment for consideration by PEPSICO.

[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
VM2iQ – Internal Vending Miser	VM2iQ	$ *	[illegible] $ * for Wal-Mart Only	$ *
External Vending Miser EZ Install with Sensor	VM170	$ *		$ *
External Vending Miser EZ Install with Repeater Cable	VM171	$ *		$ *
Outdoor External Vending Miser EZ Install with Sensor	VM180	$ *		$ *
Outdoor External Vending Miser EZ Install with Repeater Cable	VM181	$ *		$ *

Note: Excludes Installation Charges, USA Technologies personnel available to assist and/or train in this process.

- **Service Help Line:** 1-(888)-561-4748.
  - Internal Products Installation Instructions attached in Adobe Format

* INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit B & C -Net Pricing & Rebate Procedures

- One (1) Year Agreement with delivery milestones to achieve an ~~end-of~~-year rebate. These milestones are simply projected total units purchased from the Pepsi Bottlers and delivered to the field, specific to VM2IQ. USA Technologies will monitor the delivery schedules to meet the demand and provide a year end summary report. All rebates will be issued the beginning of the following year.
    - Level One- 30,000 units   Rebate @ * %
    - Level Two- 40,000 units   Rebate @ * %
    - Level Three- 50,000 units   Rebate @ * %

* INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

PEPSICO

November 10, 2004

Dear Supplier:

Previously Stacey Reilly, Jessica Beyer and/or Melissa Pisani of PBG Shared Services has managed all rebate related communications and reconciliations for PepsiCo and its affiliates.

PepsiCo's Global Procurement Department has created a Finance and Control Group which will be managing all of PepsiCo and its affiliates rebates on a go forward basis. Effective immediately, Monica Taddonio, Assistant Manager, will be your new point of contact for rebate related communications. Monica's contact information is as follows:

Monica Taddonio– Mail Stop 7C33
Asst. Manager Finance Control
PepsiCo-Global Procurement
1 Pepsi Way
Somers, NY 10589
Email: Monica.Taddonio@pepsi.com
Phone: 914-767-7217
Fax: 914-767-1979

Effective immediately, all rebate payments for PepsiCo and its affiliates*(including independent bottlers), should be wired to:
Bank Name: *
Account # : *
Account Name: *
ABA #: *
Once funds are wired, notification of wire transfer date and amount should be e-mailed to **GPFinance.SPA-PCNA@Pepsi.com**

All rebate supporting documentation should also be sent via e-mail to **GPFinance.SPA-PCNA@Pepsi.com**

In the event you are unable to use e-mail, correspondence by regular mail should be addressed to:
PepsiCo-Global Procurement
Attn: Monica Taddonio - Mail Stop 7C33
1 Pepsi Way
Somers, NY 10589

* INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

*** PepsiCo and its affiliates (as they relate to the existing contracts) may include:**

Pepsi Bottling Group	Quaker, Tropicana, Gatorade (QTG)
Pepsi Americas	Frito Lay (FLNA)
Pepsi Bottling Ventures	SoBe
Willamette	FSVS-Food Service Vending
Pepsi – Cola (PCNA)	Independent Bottlers

If you have any questions, please do not hesitate to contact Monica Taddonio directly at 914-767-7217.

Thank you in advance for your assistance.

PepsiCo Global Procurement

Cc: James Benson - PBG, Steve Longfield, Judy Priolo, John Reiches, Terri Turner-Smith, Penny Wong, Rachel Drago, Tom Siegel, Sean McKenna, John Floto

Exhibit D – Freight Terms

- **Freight:** Price quoted is FOB Malvern, PA for unit quantities less than 100. Pricing is FOB Destination for quantities of 100 units or more shipped to one location.

Exhibit F – Confidentiality Agreement

See Attached.

BILATERAL CONFIDENTIALITY AGREEMENT

PepsiCo, Inc., on behalf of itself and its subsidiaries and affiliates, with offices at 700 Anderson Hill Road, Purchase, New York 10577 ("Pepsi"), and USA Technologies, Inc. ("USA") plan to discuss matters respecting and to share data, information and materials regarding certain development initiatives and/or business plans and objectives, including specifically (but not limited to) Intelligent Vending™. Since in the course of our discussions and work together, one party may disclose to the other certain internally generated data, materials, documents, specifications and/or other information which is competitively sensitive, proprietary and/or confidential to that party, and since competitively sensitive, confidential or proprietary information of either party may result during the course of our discussions (collectively, the "Information"), both parties agree to the following.

1. Each receiving party agrees to accept in strict confidence any and all Information disclosed or made available to it by the disclosing party, and will not disclose it to any third party or otherwise violate the terms hereof, directly or indirectly, without first obtaining the written consent of the disclosing party, unless pursuant to a requirement or request of a governmental agency or court of competent jurisdiction to the extent such disclosure is required by valid law, regulation or court order and sufficient notice is given by the receiving party to the disclosing party of any such requirement or request in order to permit the disclosing party to seek an appropriate protective order or exemption from such requirement or request. Without limiting the foregoing in any way, each receiving party agrees to hold in strict confidence the fact that it is engaging in discussions with the other with respect to the subject matter, as well as the terms of any agreement and any on-going discussions respecting a future business relationship concerning the parties. Any public statements, press releases or broadcasts prepared, made, approved or consented to by either party hereto which discusses a possible relationship with the other party shall be mutually agreed to by the parties in writing with respect to content and timing prior to publication, release or broadcast.

2. However, the confidentiality obligations outlined in this Agreement shall not be binding on each receiving party with respect to any Information which:

(i) is in the possession of the receiving party at the time of disclosure;

(ii) is or becomes known to the public generally through no fault or other action of the receiving party;

(iii) is obtained lawfully from a third party who is not known to have obtained such information directly or indirectly pursuant to an obligation to keep such Information confidential; or

(iv) is developed by the employees, agents or representatives of the receiving party wholly independently, as a result of its own efforts, and without the knowledge or benefit of the Information received from the disclosing party.

3. In order to minimize the inadvertent disclosure of the Information, each receiving party agrees to the following:

(i) it will make no more than two (2) copies of any written Information received from the disclosing party and marked or otherwise designated as "Confidential" or "Proprietary Information" without the prior approval of the disclosing party;

(ii) it will disclose the Information only to its employees on a need-to-know basis who require the Information for the performance of their duties in connection with work or possible work together, provided such employees have been shown a copy of this Agreement and agree to be bound by its terms;

(iii) it will return all written or tangible Information received from the disclosing party or which incorporates or references any Information of the disclosing party (including all copies thereof) upon the disclosing party's request to do so.

4. The parties hereto acknowledge that no remedy at law for damages is adequate to compensate for a breach of the provisions set forth in this Agreement and that the party injured by such breach shall be entitled

to temporary or permanent injunctive relief against any such breach, without the necessity of proving actual damages. The award of permanent or temporary injunctive relief shall in no way limit any other remedies to which the injured party may be entitled as a result of any such breach.

5. Each receiving party acknowledges that the Information disclosed by a disclosing party is the confidential and proprietary information and property of the disclosing party, and that the receiving party does not have, and nothing herein shall be construed to imply, any claim, right, title, property or other interest or license of any kind or nature in the Information. Each receiving party shall hold and maintain the Information disclosed by the disclosing party hereunder in confidence and trust for the sole and exclusive benefit of the disclosing party, and shall not use the Information for its own benefit or for the benefit of any third party.

6. Nothing herein shall be deemed to obligate either party to purchase any goods or services from the other, or to enter into a further relationship with the other party.

7. The obligations undertaken under this Agreement shall be effective retroactively to the date any Information was first disclosed, made available or provided by a disclosing party to the receiving party. This Agreement contains the entire understanding to date between the parties hereto relative to confidentiality of the Information. This Agreement may not be amended or supplemented except in a writing signed by both parties. The terms and conditions contained in this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

In order to indicate acceptance of the above-mentioned terms and conditions, the parties have signed this letter in the space herein provided by an officer duly authorized.

ACCEPTED AND AGREED TO:

USA TECHNOLOGIES, INC.	PEPSICO, INC.
By:	By:
Name: Stephen P. Herbert	Name: Terri Turner-Smith
Title: President & COO	Title: Dir Global Procurement Currency + Vending
Date: November 17, 2003	Date: 11/21/03

Exhibit H – Warranty Terms

- **Warranty:** All equipment supplied is covered by a 5 year Miser Product Limited Warranty
    - Warranty Agreement – 5 Years, attached in Adobe Format
    - RMA Instructions included with Warranty.

USA TECHNOLOGIES

VendingMiser Product Limited Warranty

USA Technologies warrants the VendingMiser against defects in materials and workmanship for a period of five (5) years, commencing at the latest of the date of arrival at the customer's site. If you discover a defect in the hardware, USA Technologies will replace the product at no charge to you provided you return it, with transportation charges prepaid, to USA Technologies. Please include a contact name and phone number, with a brief description of the problem. A Returned Material Authorization Number (RMA) must be attached to the outside of the package. An RMA may be obtained from:

USA Technologies, Inc.
24 Spring Mill Drive
Malvern, PA 19355

(888) 561-4748

This warranty does not apply if the product has been damaged by accident, abuse, misuse, or misapplication, or has been modified without the written permission of USA Technologies. Some states do not allow the exclusion of or limitation of implied warranties or liability for incidental or consequential damages, so the above limitation or exclusion may not apply to you. This warranty gives you specific legal rights and you may have other rights, which vary from state to state. THIS WARRANTY AND REMEDIES SET FORTH ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED. No dealer, agent, or employee of USA Technologies, Inc. is authorized to make any extensions or additions to this warranty.